                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                NETPLIANCE, INC.
                             A DELAWARE CORPORATION

     Netpliance, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article IV of the Corporation's Certificate of Incorporation shall be amended, subject to stockholder approval, to add the following paragraphs:

          On the Split Effective Date (as defined below), the Corporation shall effect a one-for-fifteen reverse stock split pursuant to which every fifteen shares of the Corporation's Common Stock issued and outstanding or held in treasury will be automatically converted into one new share of Common Stock (the "Reverse Stock Split"). The Reverse Stock Split shall be effective at 8:00 a.m., Eastern Daylight Time, on August 20, 2001 (the "Split Effective Date"). The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of such Common Stock issued pursuant to the Reverse Stock Split but shall round each fractional share up to the next whole number of shares.

          On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates.

     SECOND: That thereafter, pursuant to a resolution of the Corporation's Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That said amendment is to be effective at 8:00 a.m., Eastern Daylight Time, on August 20, 2001.

     IN WITNESS THEREOF, Netpliance, Inc. has caused this certificate to be signed by John F. McHale, its Chief Executive Officer, and attested by James E. Cahill, its Secretary, this 10th day of August, 2001.

                                                      NETPLIANCE, INC.

                                                      By: /s/ JOHN F. MCHALE
                                                      --------------------------
                                                      John F. McHale
                                                      Chief Executive Officer

Attest:

/s/ JAMES E. CAHILL
------------------------------
James E. Cahill
Secretary